EXHIBIT 21

SUBSIDIARIES OF DCB FINANCIAL CORP

1.	The Delaware County Bank and Trust Company

Delaware, Ohio

DCB Financial Corp owns 100%

2.	DCB Title Services, LLC

Delaware, Ohio

DCB Financial Corp owns 100%

3.	DCB Insurance Services, Inc.

Delaware, Ohio

DCB Financial Corp owns 100%

4.	DataTasx LLC

Delaware, Ohio

DCB Financial Corp owns 100%